LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Master Custodian Agreement

Pursuant to Section 18 of the Master Custodian Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company, dated August 25, 2009, RIC advises you that it is creating a new fund to be named the Russell Strategic Call Overwriting Fund (the “New Fund”). RIC desires for State Street Bank and Trust Company to serve as Custodian with respect to the New Fund pursuant to the terms and conditions of the Master Custodian Agreement. The fees to be charged by the Custodian to the New Fund in return for its services are set forth in the current fee schedule to the Master Custodian Agreement.

Please indicate your acceptance to act as Custodian to the New Fund by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2012.

STATE STREET BANK AND TRUST COMPANY

By:
Its: